IN THE COURT CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


--------------------------------------------|
CRANDON CAPITAL PARTNERS,                   |
                                            |
               Plaintiff,                   |
                                            |   C.A. No. 16144  -NC
      v.                                    |           --------
                                            |
MICHAEL J. ROTKO, JACOB A. SHIPMAN,         |
THOMAS G. CARROLL, MICHAEL F. SANDLER,      |
SHELDON M. BONOVITZ, MARK S. LEVITAN,       |
H. SCOTT MILLER and MEDIQ INCORPORATED,     |
                                            |
                             Defendants.    |
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                             CLASS ACTION COMPLAINT

     Plaintiff, Crandon Capital Partners ("Crandon"), by its undersigned attorneys, for its complaint against defendants, alleges upon information and belief, except as to paragraph 4 which is alleged upon knowledge, as follows:

                              NATURE OF THE ACTION

     1. Plaintiff brings this action individually and as a class action on behalf of all persons, other than defendants, who own the securities of Mediq Inc. ("Mediq" or the "Company") and who are similarly situated, for injunctive relief and compensatory damages. Plaintiff seeks the injunctive relief herein, inter alia, to enjoin the consummation of an acquisition offer (the "Offer") announced by Bruckmann Rosser Sherrill & Co. ("Bruckman") to acquire the Company for $14.50 per share including


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$13.75 in cash and the rest in Series A preferred stock. Members of the Rotko family, who are descendants of Mediq's founder and collectively hold a majority of the Company's voting shares, and senior management will retain equity stakes in the resulting company. Alternatively, in the event that the transaction is consummated, plaintiff seeks to recover damages caused by the breach of fiduciary duties owed by the director defendants (as defined below). The proposed transaction and the acts of the Mediq director defendants, as more particularly alleged herein, constitute a breach of the defendants' fiduciary duties to the plaintiff and the class and a violation of applicable legal standards governing the defendants herein.

     2. The offer is being advanced through unfair procedures and the consideration offered is an unfair price and does not constitute a maximization of stockholder value.

     3. The director defendants' authorization to pursue the transaction was given in breach of the director defendants' fiduciary duties owed to Mediq's stockholders to take all necessary steps to ensure that the stockholders will receive the maximum value realizable for their shares in any acquisition of the Company. In the context of this action, the Board, having expressed a willingness to consider an offer to purchase Mediq, must take all reasonable steps to assure the maximization of stockholder value, including the implementation of a bidding mechanism to foster a fair auction of the Company to the highest bidder or the exploration of strategic alternatives which will return greater or equivalent short-term value to the plaintiff and the class.



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                                    PARTIES

     4. Plaintiff has been a continuous owner of shares of Mediq common stock at all relevant times described herein.

     5. Defendant Mediq is a corporation duly organized and existing under the laws of the State of Delaware, with its principal offices located at 1 Mediq Plaza, Pennsauken, New Jersey 08110. As of December 12, 1997, the Company had approximately 19.4 million shares of common stock and 6.2 million shares of preferred stock outstanding. The officers and directors of Mediq hold or control approximately 8.5% of the outstanding shares. Mediq rents movable critical-care and life-support medical equipment in the United States.

     6. Defendant Michael J. Rotko ("Rotko") at all times material hereto has been the Chairman of the Board and director of Mediq. Rotko beneficially owns approximately 22.5% of the outstanding stock of the Company.

     7. Defendant Jacob A. Shipon ("Shipon") at all times material hereto has been Vice Chairman of the Board of Directors and a director of Mediq.

     8. Defendant Thomas G. Carroll ("Carroll") at all times material hereto has been the President, Chief Executive Officer, and a director of Mediq.

     9. Defendant Michael F. Sandler ("Sandler") at all times material hereto has been a director of the Company. Sandler has been a senior vice president, chief financial officer, treasurer, and director of the Company.

     10. Defendants Sheldon M. Bonovitz ("Bonovitz")), Mark S. Levitan ("Levitan"), and H. Scott Miller ("Miller") at all times material hereto have been directors



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of the Company. Defendant Miller provides financial advisory services to the
Rotko family trusts. Miller also served together with defendant Bonovitz as a director of PCI Services, Inc. ("PCI") during the fiscal year 1996. In fiscal year 1996, in connection with the acquisition of PCI by Cardinal Health, Inc. ("Cardinal"), the Company's interest in PCI was converted into shares of Cardinal with a market value of almost $80,000,000.

     11. The defendants named in paragraphs 6 through 10 above are hereinafter referred to as the "Individual Defendants".

     12. The individual director defendants, by reason of their corporate directorship and/or executive positions, are fiduciaries to and for the Company's shareholders, which fiduciary relationship requires them to exercise their best judgment, and to act in a prudent manner and in the best interests of the Company's shareholders.

                            CLASS ACTION ALLEGATIONS

     13. Plaintiff brings this action individually on its own behalf and as a class action, on behalf of all stockholders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class").

     14. This action is properly maintainable as a class action.

     15. The Class is so numerous that joinder of all members is impracticable. There are hundreds of shareholders who hold the approximately 19.4 million shares of Mediq common stock and 6.2 million shares of preferred stock


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outstanding. The disposition of their claims in a class action will be of benefit to the parties and the Court. The record holders of the Company's securities can be easily determined from the stock transfer journals maintained by Mediq or its agents.

     16. There is a well-defined community of interest in the questions of law and fact involved affecting the member of the Class. The questions of law and fact which are common to the Class, include the following:

        (a) whether the proposed transaction is grossly unfair to the public stockholders of Mediq;

        (b) whether defendants willfully and wrongfully failed to maximize shareholder value through an adequate auction or market check process;

        (c) whether defendants have breached or aided and abetted the breach of the fiduciary and other common law duties owed by them to plaintiff and the members of the Class; and

        (d) whether plaintiff and the other members of the Class would be irreparably damaged were the transaction complained of herein consummated;

     17. Plaintiff is a member of the Class and is committed to prosecuting this action. Plaintiff has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of other members of the Class, and plaintiff has the same interests as the other members of the Class. Plaintiff does not have interests antagonistic to or in conflict with those he seeks to represent. Plaintiff is an adequate representative of the Class;

     18. The prosecution of separate actions by individual members of the


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Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

     19. The defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.


                            SUBSTANTIVE ALLEGATIONS

     20. On January 15, 1998, the Dow Jones News Wire reported that the Company agreed to be acquired by an affiliate of Bruckmann for $14.50, including $13.75 a share in cash and the rest in Series A preferred stock. Members of the Rotko family and senior management will retain an equity stake in the new company.

     21. The Rotko family, which as set forth above holds the majority of the Company's voting shares, agreed to support the merger, and granted Bruckmann an option to buy its shares for $14.50 per share in cash. The Board of Directors has already approved the transaction and the Company will treat the transaction as a recapitalization for financial purposes.

     22. The proposed transaction price is not the result of arm's-length negotiations and but was fixed arbitrarily by defendants and part of the unlawful plan and


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scheme to obtain the ownership of Mediq at the lowest possible price. Indeed, the Rotko family has granted Bruckmann on option to purchase its shares for all cash while the other stockholders will receive a combination of cash and stock.

     23. Additionally, defendants, in violation of their fiduciary obligations to maximize stockholder value, have not seriously considered other potential purchasers of Mediq or its stock in a manner designed to obtain the highest possible price for Mediq public stockholders.

     24. The proposed transaction is wrongful, unfair, and harmful to Mediq stockholders, and represents an attempt by defendants to aggrandize or, at a minimum, maintain their personal and financial positions and interests and to enrich themselves, at the expense of and to the detriment of the public stockholders of the Company. The proposed transaction will deny class members their right to share proportionately in the true value of Mediq's valuable assets, profitable business, and future growth in profits and earnings, while usurping the same for the benefit of the defendants at an unfair and inadequate price.

     25. By reason of all of the foregoing, defendants herein have willfully participated in unfair dealing toward the plaintiff and the other members of the Class and have engaged in and substantially assisted and aided and abetted each other in breach of the fiduciary duties owed by them to the Class.

     26. Defendants have violated fiduciary and other common law duties owed to the plaintiff and the other members of the Class in that they have not and are not exercising independent business judgment, have acted and are acting to the


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detriment of the Class in order to benefit themselves and/or their colleagues.

     27. As a result of the action of defendants, plaintiff and the Class have been and will be damaged in that they have been deceived, are the victims of unfair dealing, and are not receiving the fair value of Mediq' assets and businesses.

     28. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and will succeed in their plan to enrich themselves by excluding the Class from its fair proportionate share of Mediq' valuable assets and businesses, all to the irreparable harm of the Class.

     29. The plaintiff and the Class have no adequate remedy of law.

     WHEREFORE, plaintiff prays for judgment and relief as follows:

         (a) declaring that this lawsuit is properly maintainable as a class action and certifying the plaintiff as proper representative of the Class;

         (b) declaring that the defendants and each of them have committed or aided and abetted a gross abuse of trust and have breached their fiduciary duties to the plaintiff and the other members of the Class;

         (c) preliminarily and permanently enjoining defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the transaction;

         (d) in the event the transaction is consummated, rescinding it and setting it aside;

         (e) ordering defendants to permit a stockholders' committee comprising of class members and the representatives only to ensure a fair procedure,


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adequate procedural safe-guards, and independent input by plaintiff and the
Class in connection with any transaction for the shares of Mediq;

         (f) awarding compensatory damages against defendants, jointly and severally, in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

         (g) awarding plaintiff the Class their costs and disbursements and reasonable allowances for plaintiff's counsel and experts' fees and expenses; and

         (h) granting such other and further relief as may be just and proper.


Dated:   January 15, 1998

                                  ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.

                              By: /s/ Norman M.Monhait
                                  --------------------------------------------
                                  Suite 1401, Mellon Bank Center
                                  P.O. Box 1070
                                  Wilmington, DE 19899-1070
                                  (302) 656 4433
                                  Attorneys for Plaintiff


OF COUNSEL:

WECHSLER HARWOOD HALEBIAN
    & FEFFER LLP
488 Madison Avenue
New York, New York 10022
(212) 835-7400


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